Exhibit 99.1

NYSE: MMP

Date:	Nov. 2, 2010

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Announces Higher Third-Quarter Financial Results

Raises Annual Distributable Cash Flow and Earnings Guidance

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported quarterly operating profit of $82.3 million for third quarter 2010, an increase of $7.5 million, or 10%, compared to $74.8 million for third quarter 2009.

Net income grew to $56.6 million for third quarter 2010 compared to $54.2 million for third quarter 2009, and net income per limited partner unit increased to 51 cents in third quarter 2010 versus 43 cents in the corresponding 2009 period. Excluding mark-to-market (MTM) commodity-related pricing adjustments, net income per unit for the current quarter was 54 cents, exceeding the 48-cent guidance provided by management in early Aug.

Distributable cash flow (DCF), a non-generally accepted accounting principles (non-GAAP) financial measure that represents the amount of cash generated during the period that is available to pay distributions, increased to $85.8 million for third quarter 2010 compared to $69.6 million during third quarter 2009.

“Recent acquisitions and strengthening of refined petroleum products demand in the markets we serve produced record throughput on our petroleum pipeline system during the quarter,” said Don Wellendorf, chief executive officer. “Customer interest in the Texas pipeline system and crude oil storage assets we acquired from BP in Sept. 2010 is strong. Cash flow growth we expect as a result of acquisitions, organic growth projects and solid base business fundamentals should support attractive distribution growth for Magellan in 2011 and beyond.”

An analysis by segment comparing third quarter 2010 to third quarter 2009 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:

Petroleum pipeline system. Pipeline operating margin was $110.7 million, an increase of $15.9 million. Transportation and terminals revenues increased between periods primarily due to record transportation volumes, which increased 29%, driven by improved demand for gasoline and diesel fuel and by contributions from recent acquisitions. Excluding the Texas pipelines acquired from BP in Sept. 2010 and the partnership’s Houston-to-El Paso pipeline acquired in July 2009, transportation volumes on the partnership’s pipeline system reached a near-record level, increasing 12% from the third quarter 2009 primarily due to 25% higher diesel fuel volumes and 7% higher gasoline volumes compared to the year-ago period. Third-quarter 2010 revenues also improved due to higher storage and pipeline capacity leases and incremental fees for terminal throughput, ethanol blending and additive injection. Transportation revenue per barrel shipped declined between periods because the tariffs related to the Texas pipelines acquired from BP in Sept. 2010 are significantly lower than the partnership’s remaining pipeline system due to the short distance of the pipeline movements between Houston and Texas City, Texas.

Operating expenses increased between periods primarily due to higher power costs resulting from increased shipments, higher property taxes due to a favorable 2009 adjustment and higher personnel costs.

Product margin (defined as product sales revenues less product purchases) declined between periods primarily due to timing of MTM adjustments for New York Mercantile Exchange (NYMEX) positions used to economically hedge the partnership’s commodity-related activities. In third quarter 2010, the partnership recognized $8.3 million for unrealized losses on open NYMEX positions due to the increasing petroleum products pricing environment in the current period compared to unrealized gains of $5.4 million in third quarter 2009. Lower-of-cost-or-market inventory adjustments associated with the partnership’s Houston-to-El Paso linefill resulted in a favorable variance of $8.1 million for third quarter 2010. The partnership’s actual cash product margin reflecting only transactions that settled by the end of the quarter increased between periods primarily due to higher petroleum products blending sales volumes and improved results from the partnership’s Houston-to-El Paso commodity sales activities.

Petroleum terminals. Terminals operating margin was $29.5 million, an increase of $2.5 million. The current period benefited from higher rates and from recently-acquired tankage at the partnership’s storage facilities, including the recent acquisition of a crude oil terminal in Cushing, Oklahoma from BP. Higher ethanol and additive fees and increased throughput volumes at the partnership’s inland terminals also contributed to the improvement over last year’s third quarter. Operating expenses increased primarily due to additional maintenance projects, remediation costs and expenses related to recent acquisitions.

Ammonia pipeline system. Ammonia operating margin was a loss of $7.6 million compared to a loss of $3.4 million in third quarter 2009. Both revenues and expenses were negatively impacted by integrity testing performed on the pipeline during third quarter 2010, which reduced volumes significantly during the current period. The majority of the planned testing for 2010 has been completed and volumes and expenses are expected to return to more historical levels in fourth quarter. Additional testing is planned for next year but to a much lesser extent that is not expected to substantially impact transportation volumes.

Other items. Depreciation and amortization increased due to recent expansion capital expenditures, and G&A increased primarily due to higher equity-based compensation expenses. Net interest expense also increased in the current quarter as a result of additional borrowings to fund capital spending, including acquisitions.

Expansion capital expectations

Based on the progress of expansion projects already underway, the partnership continues to expect expansion spending of approximately $565 million during 2010 (of which about $452 million was spent through Sept. 30, 2010), with incremental spending of $125 million primarily in 2011 to complete these projects.

Further, the partnership continues to analyze more than $500 million of potential growth projects in earlier stages of development, which have been excluded from these spending estimates.

Guidance for 2010

Management continues to expect record annual DCF during 2010 and is raising its DCF guidance to $370 million for the year. Further, management maintains its annual distribution growth target of 4% for 2010. Net income per limited partner unit is now estimated to be approximately $2.83 for full year 2010, resulting in fourth-quarter guidance of 77 cents. Guidance assumes no future NYMEX MTM adjustments.

Earnings call details

An analyst call with management regarding third-quarter earnings and outlook for the remainder of 2010 is scheduled today at 1:30 p.m. Eastern. To participate, dial (888) 811-5456 and provide code 2487866. Investors also may listen to the call via the partnership’s website at http://www.magellanlp.com/webcasts.aspx.

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Nov. 8. To access the replay, dial (888) 203-1112 and provide code 2487866. The replay also will be available at http://www.magellanlp.com.

Business segment presentation

At the beginning of 2010, the partnership transferred its East Houston, Texas terminal to the petroleum pipeline segment due to its increasing usage as a pipeline terminal. Financial results for this location are now reported in the petroleum pipeline system business segment instead of the petroleum terminals segment, with historical results adjusted accordingly.

Non-GAAP financial measures

Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin and DCF, which are important performance measures used by management.

Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.

Product margin, which is calculated as product sales revenues less product purchases, is used by management to evaluate the profitability of the partnership’s commodity-related activities.

DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period.

Reconciliations of operating margin to operating profit and DCF to net income accompany this news release.

The partnership uses NYMEX futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities. Most of these NYMEX contracts do not qualify for hedge accounting treatment. However, because these NYMEX contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized NYMEX gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management generally excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.

Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products, such as gasoline and diesel fuel, and crude oil. More information is available at http://www.magellanlp.com.

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Portions of this document constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects or to complete identified projects on time and at expected costs; (2) price fluctuations for natural gas liquids and refined petroleum products; (3) overall demand for natural gas liquids, refined petroleum products, natural gas, oil and ammonia in the United States; (4) changes in the partnership’s tariff rates implemented by the Federal Energy Regulatory Commission, the United States Surface Transportation Board and state regulatory agencies; (5) shut-downs or cutbacks at major refineries, petrochemical plants, ammonia production facilities or other businesses that use or supply the partnership’s services; (6) changes in the throughput or interruption in service on petroleum pipelines owned and operated by third parties and connected to the partnership’s petroleum terminals or petroleum pipeline system; (7) the occurrence of an operational hazard or unforeseen interruption for which the partnership is not adequately insured; (8) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; (9) an increase in the competition the partnership’s operations encounter; (10) disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending and (11) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission. The partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today’s date.

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010
Transportation and terminals revenues	$173,504	$206,727	$495,227	$573,069
Product sales revenues	66,076	199,284	165,119	585,318
Affiliate management fee revenue	190	190	570	569

Total revenues	239,770	406,201	660,916	1,158,956
Costs and expenses:
Operating	73,863	87,584	195,178	219,980
Product purchases	47,902	186,993	141,522	503,516
Depreciation and amortization	24,613	27,403	70,928	79,460
General and administrative	20,002	23,624	61,386	67,044

Total costs and expenses	166,380	325,604	469,014	870,000
Equity earnings	1,368	1,654	2,826	4,323

Operating profit	74,758	82,251	194,728	293,279
Interest expense	20,837	25,316	52,198	69,611
Interest income	(225)	(74)	(652)	(85)
Interest capitalized	(874)	(884)	(2,752)	(2,535)
Debt placement fee amortization expense	331	358	775	1,015
Other (income) expense	11	750	(636)	750

Income before provision for income taxes	54,678	56,785	145,795	224,523
Provision for income taxes	463	148	1,272	900

Net income	$54,215	$56,637	$144,523	$223,623

Allocation of net income (loss):
Non-controlling owners’ interest	$36,054	$(154)	$99,729	$(222)
Limited partners’ interest	18,161	56,791	44,794	223,845

Net income	$54,215	$56,637	$144,523	$223,623

Basic and diluted net income per limited partner unit	$0.43	$0.51	$1.11	$2.06

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	41,831	111,522	40,377	108,437

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING STATISTICS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010
Petroleum pipeline system:
Transportation revenue per barrel shipped	$1.248	$1.155	$1.199	$1.222

Volume shipped (million barrels)	75.8	97.6	221.4	245.9

Petroleum terminals:
Storage terminal average utilization (million barrels per month)	23.6	25.6	23.3	24.4

Inland terminal throughput (million barrels)	28.3	30.2	82.2	86.6

Ammonia pipeline system:
Volume shipped (thousand tons)	125	20	420	298

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010
Petroleum pipeline system:
Transportation and terminals revenues	$128,979	$156,652	$365,886	$421,028
Less: Operating expenses	51,084	56,941	137,641	149,211

Transportation and terminals margin	77,895	99,711	228,245	271,817

Product sales revenues	62,447	195,177	154,571	570,366
Less: Product purchases	47,050	186,023	138,552	499,066

Product margin	15,397	9,154	16,019	71,300
Add: Affiliate management fee revenue	190	190	570	569
Equity earnings	1,368	1,654	2,826	4,323

Operating margin	$94,850	$110,709	$247,660	$348,009

Petroleum terminals:
Transportation and terminals revenues	$41,008	$49,905	$118,382	$144,010
Less: Operating expenses	16,324	23,044	46,685	57,679

Transportation and terminals margin	24,684	26,861	71,697	86,331
Product sales revenues	3,629	4,233	10,548	15,106
Less: Product purchases	1,349	1,597	4,455	6,120

Product margin	2,280	2,636	6,093	8,986

Operating margin	$26,964	$29,497	$77,790	$95,317

Ammonia pipeline system:
Transportation and terminals revenues	$4,017	$671	$12,494	$9,547
Less: Operating expenses	7,392	8,242	13,732	15,458

Operating margin	$(3,375)	$(7,571)	$(1,238)	$(5,911)

Segment operating margin	$118,439	$132,635	$324,212	$437,415
Add: Allocated corporate depreciation costs	934	643	2,830	2,368

Total operating margin	119,373	133,278	327,042	439,783
Less: Depreciation and amortization	24,613	27,403	70,928	79,460
General and administrative	20,002	23,624	61,386	67,044

Total operating profit	$74,758	$82,251	$194,728	$293,279

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.

NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT

EXCLUDING MARK-TO-MARKET COMMODITY-RELATED PRICING ADJUSTMENTS

(Unaudited, in millions except per unit amounts)

	Three Months Ended September 30, 2010
	Net Income	Basic and Diluted Net Income Per Limited Partner Unit
As reported	$56.6	$0.51
Add: Unrealized NYMEX losses associated with future physical product sales	8.3	0.07
Deduct: Lower-of-cost-or-market inventory adjustments	(4.9)	(0.04)

Excluding mark-to-market commodity-related pricing adjustments	$60.0	$0.54

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	111.5

MAGELLAN MIDSTREAM PARTNERS, L.P.

DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME

(Unaudited, in millions)

		Three Months Ended September 30,		Nine Months Ended September 30,		2010 Guidance
		2009	2010	2009	2010
Net income		$54.2	$56.6	$144.5	$223.6	$310
Add:	Depreciation and amortization (1)	24.9	27.8	71.7	80.5	110
	Equity-based incentive compensation (2)	2.2	4.6	3.9	8.1	15
	Expenses indemnified by a former affiliate	4.1	—	6.0	—	—
	Asset retirements and impairments	0.8	1.4	3.0	0.1	—
	Commodity-related adjustments (3)	(6.1)	7.8	25.0	(11.7)	(18)

Less:	Maintenance capital	10.2	12.0	30.5	27.0	45
	Other	0.3	0.4	0.1	1.9	2

Distributable cash flow (4)		$69.6	$85.8	$223.5	$271.7	$370

(1)	Depreciation and amortization includes debt placement fee amortization.
(2)

Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation program with the issuance of limited partner units, expenses related to this program generally are deemed non-cash and added back for distributable cash flow purposes. Total equity-based incentive compensation expense for the nine months ended September 30, 2009 and 2010 was $7.4 million and $11.5 million, respectively. However, the figures above include an adjustment for minimum statutory tax withholdings taxes paid by the partnership in 2009 and 2010 of $3.5 million and $3.4 million, respectively, for equity-based incentive compensation units that vested on the previous year end.

(3)	Represents adjustments to the partnership’s commodity-related activities to more closely follow the cash impact of settled transactions. Commodity-related adjustments include the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010
NYMEX contract gains/(losses) recognized in previous periods	$(3.9)	$2.2	$20.2	$(7.7)
NYMEX contract (gains)/losses recognized in the current period that are associated with future physical product sales.	(5.4)	8.3	8.0	(2.2)
Lower-of-cost-or-market adjustments	3.2	(4.9)	(3.2)	0.2
Cost of goods sold adjustment related to transitional commodity activities for the Houston-to-El Paso pipeline to more closely resemble current market prices for distributable cash flow purposes rather than average inventory costing for the income statement.	—	2.2	—	(2.0)

Total commodity-related adjustments	$(6.1)	$7.8	$25.0	$(11.7)

(4)	Distributable cash flow does not include fluctuations related to working capital.